Filed Pursuant to Rule 433 Registration Statement Nos. 333-269534 and 333-269534-01 Supplementing the Prospectus Dated February 2, 2023 and Preliminary Prospectus Supplement dated April 16, 2024

Johnson Controls International plc

Tyco Fire & Security Finance S.C.A.

$700,000,000 5.500% Senior Notes due 2029

Pricing Term Sheet

April 16, 2024

Issuers:	Johnson Controls International plc Tyco Fire & Security Finance S.C.A.

Trade Date:	April 16, 2024

Settlement Date**:	April 19, 2024 (T+3)

Joint Book-Running Managers:

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

TD Securities (USA) LLC

BofA Securities, Inc.

Barclays Capital Inc.

Credit Agricole Securities (USA) Inc.

ING Financial Markets LLC

U.S. Bancorp Investments, Inc.

Co-Managers:

ANZ Securities, Inc.

BBVA Securities Inc.

Danske Markets Inc.

Deutsche Bank Securities Inc.

ICBC Standard Bank Plc

Siebert Williams Shank & Co., LLC

Standard Chartered Bank

UniCredit Capital Markets LLC

Title of Securities:	5.500% Senior Notes due 2029

Expected Ratings (Moody’s / S&P)*:	Baa2 / BBB+

Aggregate Principal Amount Offered:	$700,000,000

Maturity Date:	April 19, 2029

Interest Rate:	5.500% per annum

Benchmark Treasury:	UST 4.125% due March 31, 2029

Benchmark Treasury Price and Yield:	97-17 3/8; 4.686%

Spread to Benchmark Treasury:	+87.5 basis points

Yield to Maturity:	5.561%

Price to Public:	99.737%, plus accrued interest, if any, from April 19, 2024

Gross Proceeds:	$698,159,000

Interest Payment Dates:	Payable on April 19 and October 19 of each year, beginning on October 19, 2024

Optional Redemption:	Prior to March 19, 2029 (one month prior to the maturity date of the Securities), callable at make-whole (T + 15 basis points)

Par Call:	On or after March 19, 2029 (one month prior to the maturity date of the Securities)

CUSIP/ISIN:	477921AA8 / US477921AA87

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Listing:	Application will be made to list the notes on the New York Stock Exchange

*The security ratings set forth above are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time.

**It is expected that delivery of the notes will be made to investors on or about April 19, 2024, which will be the third business day following the trade date set forth above (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to two business days before the notes are delivered will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes more than two business days before the date of delivery should consult their own advisors.

The issuers have filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuers have filed with the SEC for more complete information about the issuers and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuers, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at (800) 831-9146; J.P. Morgan Securities LLC collect at (212) 834-4533; Morgan Stanley & Co. LLC toll-free at (866) 718-1649 or TD Securities (USA) LLC toll-free at (855) 495-9846.

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